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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 12, 2004 (except as to Note 2, as o which the date is XXXXX, 2004) and March 12, 2004 (except as to Note 16, as to which the date is May 19, 2004 and as to Note 2, as to which the date is XXXXX, 2004), in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of New York & Company, Inc. for the registration of             shares of its common stock.

Ernst & Young LLP

New York, New York

        The foregoing consent is in the form that will be signed upon the completion of the recapitalization and computation of earnings per share as described in Note 2 to the financial statements.

/s/ Ernst & Young LLP

New York, New York
May 21, 2004

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Consent of Independent Auditors